EXHIBIT 99.1

DK Sinopharma, Inc. Will Present at the Rodman & Renshaw Annual China Investment Conference.

XI’AN Shaanxi Province, China, March 3, 2011, DK Sinopharma, Inc. (OTCBB: DKSP) ("DK Sinopharma" or the "Company"), announced today that it will present at the Rodman & Renshaw Annual China Investment Conference, in Shanghai, China on Tuesday, March 8, 2011 at 12:45pm.

The Conference will be held at the Le Royal Meridien Shanghai, March 6-8. DK Sinopharma senior executives attending the conference include Chairman and Chief Executive Officer Dongke Zhao.

DK Sinopharma senior executives will be available for one-on-one meetings with analysts and investors registered to attend the conference. For more information about the conference or to register to attend, contact Rodman & Renshaw via its conference website, www.rodmanandrenshaw.com/conferences.

About DK Sinopharma, Inc.
DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures herbal extracts and 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. The Company focuses on providing remedies to a variety of ailments relating to respiratory, digestive, cardio-cerebral vascular, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition systems, among others. DK Sinopharma's manufacturing facilities are based in the City of Yangling in Shaanxi Province. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President of Corporate Communications

86-29-8224-7500-8612
ir@dksinopharma.com